Exhibit 99.1
FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

Contact:	Connie Perrine
President
Omni National Bank
404-250-7745

OMNI FINANCIAL SERVICES NAMES CHIEF FINANCIAL OFFICER

ATLANTA—July 24, 2008 -- Omni Financial Services, Inc. (PINK: OFSI.PK) (the “Company”) today announced that Thomas J. Flournoy has joined the Company as Executive Vice President and Chief Financial Officer of the Company and of Omni National Bank.

Flournoy comes to the Company with over twenty-five years of senior level bank management experience.  He was formerly the Chief Operating Officer of Commonwealth Bank and Trust in Louisville, Kentucky.  Flournoy is a CPA and his expertise includes financial accounting and reporting, multi-state banking and taxation, SEC and regulatory reporting, capital planning and budgeting, shareholder/investor communications, loan, deposit and IT operations and process and efficiency improvement.

Flournoy’s background includes serving as the Chief Financial Officer of the former Summit National Bank in Atlanta.  He has also held executive positions at MFB Corp and 1st Source Bank in South Bend, Indiana.  He is a graduate of Ball State University with a B.S. in Accounting and he attended the BAI School for Bank Administration at the University of Wisconsin.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock trades via the Pink Sheets under the symbol "OFSI.PK." Additional information about Omni National Bank is available on its website at www.onb.com

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